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                                                                      Exhibit 99


                         AMENDMENT DATED MAY 10, 2000 TO
                       ANSWERTHINK CONSULTING GROUP, INC.
                      1998 STOCK OPTION AND INCENTIVE PLAN


The AnswerThink Consulting Group, Inc. 1998 Stock Option and Incentive Plan is amended as follows:

         4.2               Common Stock

                  AnswerThink Consulting Group, Inc. 1998 Stock Option and Incentive Plan (the "Plan") is hereby amended as set forth below:

                  1. Section 4 of the Plan is hereby amended by deleting the first two sentences thereof and substituting the following therefor:


        "Subject to adjustment as provided in Section 16 hereof, the number of shares of Stock available for issuance under the Plan shall be (i) 15,000,000, no more than 5,000,000 of which may be issued pursuant to awards of Restricted Stock or Restricted Stock Units and (ii) any shares of Stock that are represented by awards previously granted by the Company, including awards granted under the AnswerThink Consulting Group, Inc. 1997 Stock Option Plan and the AnswerThink Consulting Group, Inc. Restricted Stock Plan as of the Effective Date (the "Prior Plans"). Notwithstanding the foregoing, subject to Section 16 hereof, the maximum aggregate number of shares of Stock available for grants of Incentive Stock Options shall be 15,000,000."

                  2. In all other respects, the Plan shall remain in full force and effect.

                     Adopted by the Board of Directors on February 17, 2000.

                     Approved by the Shareholders on May 10, 2000.